Exhibit 10.98

Dated: January 1st, 2020

VE TECHNOLOGY LIMITED (1)

AND

ORBITAL GAS SYSTEMS LIMITED (2)

AGREEMENT

for the sale and purchase of VE Technology Designated Intellectual Property

Contents

1	DEFINITIONS AND INTERPRETATION	3
2	SALE OF THE DESIGNATED INTELLECTUAL PROPERTY	7
3	CONSIDERATION	7
4	COMPLETION	8
5	ANTI-EMBARRASSMENT	8
6	SELLER WARRANTIES	8
7	BUYER WARRANTIES	8
8	CONFIDENTIALITY	9
9	PRESERVATION OF RIGHTS	10
10	ENTIRE AGREEMENT	11
11	ALTERATIONS	11
12	COUNTERPARTS	11
13	PAYMENT OF COSTS	12
14	CUMULATIVE RIGHTS	12
15	SEVERABILITY	12
16	APPLICABLE LAW AND SUBMISSION TO JURISDICTION	12

THIS AGREEMENT is made on January 1st, 2020

BETWEEN:

(1)

VE TECHNOLOGY LIMITED, a private company incorporated in England under number 04029322 and having its registered office at Column House, London Road, Shrewsbury, Shropshire, SY2 6NN (the "Seller"), and

(2)	ORBITAL GAS SYSTEMS LIMITED, a private company incorporated in England under number 01868383 and having its registered office at Cold Meece, Stone, Staffordshire ST15 0QN (the "Buyer")

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement unless the context otherwise requires:

Buyer Warranties	the warranties given by the Buyer contained in clause 6;

CA 2006	the Companies Act 2006;

Completion	completion of the sale and purchase of the Intellectual Property Rights by the performance by the Parties of their respective obligations under clause 3.2

Completion Date	Receipt of final payment under clause 3.2 c)

Confidential Information

all written information and records wherever located (including accounts, business plans and financial forecasts, Tax records, correspondence, designs, drawings, manuals, specifications, customer, sales and supplier information, technical or commercial expertise, software, formulae, processes, trade secrets, methods, knowledge and Know- How) and which are not publicly available;

Connected Person	in relation to any person, a person who is connected within the meaning of sections 1122 and 1123 CTA 2010 or section 993 Income Tax Act 2007;

Contracts Act	the Contracts (Rights of Third Parties) Act 1999;

CTA 2010	the Corporation Tax Act 2010;

Designated Intellectual Property	the intellectual property listed in schedule 1;
enactment

any statute or statutory provision (whether of the United Kingdom or elsewhere), subordinate legislation (as defined by section 21(1) Interpretation Act 1978) and any other subordinate legislation made under any such statute or statutory provision;

Encumbrance

any option, trust, power of sale, title retention, pre-emption right, right of first refusal, Security Interest or other right, claim or interest, whether legal or equitable, of any third party (or an agreement or commitment to create any of them);

Group Company	in relation to any company means any subsidiary or holding company of that company or any subsidiary of any such holding company and "Group" shall be construed accordingly;

HMRC	Her Majesty’s Revenue & Customs or, where relevant, its predecessor bodies or either of them;

holding company	a holding company as defined by section 1159 CA 2006;

Intellectual Property Rights

Patents, utility models, copyright and related rights, trademarks, service marks, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in Know-How and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world but specifically excluding any copyright or other rights in any emails or other communications created by the Sellers of the designated intellectual property;

Know-How

confidential technical information in written form owned by Seller including inventions, discoveries, processes and procedures, ideas, concepts, formulae, specifications, tests and results of experimentation and testing, all relating to the use of the Designated Intellectual Property in the manufacture of thermowells, sample probes, injection probes, sample systems, PTi products; fluid pre heating device and sorbent tube holding devices but excluding (for the avoidance of doubt): (i) any Intellectual Property Rights that do not form part of the Designated Intellectual Property, including intellectual property owned by JDSE Ltd; (ii) any confidential technical information pertaining to the same; and (iii) the use of the Designated Intellectual Property for purposes and products other than that set out above

Official Requirement

any enactment, ordinance, pact, decree, treaty, code, directive, order, notice or official published plan or policy with legal or actual force in any geographical area and/or over any class of persons;

Parties	the Buyer and the Seller (and "Party" shall mean any of them);

Relevant Authority

any person or authority (including any nation, national or local governmental or international organization and any subdivision or agency or executive arm of any of them, any court or judicial officer or any securities exchange) with legal or de facto power to impose and/or enforce compliance with any Official Requirement;

subsidiary	a subsidiary as defined by section 1159 CA 2006;

Tax

all taxes, duties, levies, imposts, charges, deductions and withholdings in the nature of tax and in all cases together with all associated or supplemental penalties, interest, fines and default surcharges and "Taxation" shall be defined accordingly;

Tax Authority	any taxing or other authority (whether within or outside the United Kingdom) competent to impose, assess, administer or collect any Tax, including HMRC;

VAT

in the United Kingdom, Value Added Tax as charged pursuant to VATA 1994 and, in any other state of the European Union, taxes in those states imposed by or in compliance with Council Directive 2006/112/EC of the European Union (as amended from time to time);

1.2	In this Agreement unless the context otherwise requires:

(a)

references to a clause or schedule or appendix are to a clause of, or a schedule to, or an appendix to, this Agreement, references to this Agreement include its schedules and references in a schedule or part of a schedule to a paragraph are to a paragraph of that schedule or that part of that schedule;

(b)

references to this Agreement or any other document or to any specified provision in any of them are to this Agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with their terms or, as the case may be, with the agreement of the relevant Parties;

(c)

words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations, partnerships and other unincorporated associations or bodies of persons;

(d)

the words and phrases "other", "including" and "in particular" shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible;

(e)	a person is connected with another person if he is so connected within the meaning of sections 1122 and 1123 CTA 2010 or section 993 Income Tax Act 2007;

(f)	a reference to any enactment shall include:

(i)	any provision which it has re-enacted (with or without modification) or modified; and

(ii)	that enactment as re-enacted, replaced or modified from time to time, whether before, on or after the date of this Agreement,

but any such changes taking effect after the date of this Agreement shall not impose any additional liability or obligation on any of the Parties or deprive any of them of any right, in each case under this Agreement; and

(g)

references to books, records or other information include paper, electronically or magnetically stored data, film, microfilm, and information in any other form and references to "writing" or "written" include faxes and any other method of reproducing words in a legible and non-transitory form (excluding email).

1.3	Any reference in this Agreement in relation to any time after exit day to:

(a)

any EU directive, EU regulation, EU decision, EU tertiary legislation or provision of the EEA agreement (an "EU Matter") which forms part of domestic law by application of section 3 European Union (Withdrawal) Act 2018 shall be read as a reference to that EU Matter as it forms (by virtue of section 3 European Union (Withdrawal) Act 2018) part of domestic law and as modified by domestic law from time to time; and

(b)	any EU entity shall be read as a reference to the UK institution, authority or body to which its functions were transferred,

and words and expressions used in this clause 1.3 shall have the meanings given to them respectively in the European Union (Withdrawal) Act 2018.

1.4

The contents table and the descriptive headings to clauses, schedules and paragraphs in this Agreement (and notes in brackets describing the subject matter of any enactment) are inserted for convenience only, have no legal effect and shall be ignored in interpreting this Agreement.

1.5	The schedules and appendices to this Agreement form an integral part of this Agreement.

2	SALE OF THE DESIGNATED INTELLECTUAL PROPERTY

2.1

On the terms and subject to the conditions in this Agreement, the Sellers shall sell to the Buyer, and the Buyer shall purchase from the Seller, the Designated Intellectual Property on the Completion Date.

2.2	The Seller covenants with the Buyer that they have the right to dispose of the legal and beneficial title to the Designated Intellectual Property shown in schedule 1

2.3

Title to, beneficial ownership of, and any risk attaching to, the Designated Intellectual Property shall pass to the Buyer on Completion and the Designated Intellectual Property shall be sold and purchased together with all rights and benefits attached or accruing to them at Completion.

3	CONSIDERATION

3.1	The agreed headline price between the Parties for the Designated Intellectual Property is the sum of £1,500,000 (the “Headline Price”).

3.2	Said Headline Price shall be paid as follows:
(a)	Five equal payments of £20,000 per month starting 1st November 2019 to 1st March 2020 totaling £100,000;
(b)	One payment of £650,000 on March 31, 2020; and,
(c)	One final payment of £750,000 on July 31, 2020.
3.3

Failure to make any of the payments contributing towards the headline price within 5 working days of the due date will result in this agreement being terminated and the Intellectual Property Rights remaining solely owned by the Seller and payments to date will be forfeited to the Seller as recognition of the access to the Intellectual Property Rights from the date of this Agreement

3.4	All sums payable by the Buyer under this Agreement shall be paid free and clear of all deductions, withholdings, set offs or counterclaims whatsoever save only as may be required by law.

4	COMPLETION

4.1

Completion shall take place at the offices of the Sellers' Solicitors (or at such other place as the Parties may agree), on the Completion Date when all (but not part only unless the Parties shall so agree in writing) of the business set out in clause 3.2 shall be transacted.

4.2

No Party shall be obliged to complete the sale and purchase of the Intellectual Property Rights unless the sale and purchase of all of the Intellectual Property Rights is completed with simultaneous effect.

5	ANTI-EMBARRASSMENT
5.1

The Buyer hereby covenants with the Seller that the Buyer shall pay to the Seller a sum equal to 50% of the net proceeds (less the Consideration) if a disposal of the Designated Intellectual Property is made within 24 months of the Completion Date.

6	SELLER WARRANTIES

6.1

The Seller warrants to the buyer that there is no matter within its actual knowledge at the date of this Agreement which is inconsistent with any knowledge having made reasonable enquiries of William Clough, Nic Clough and Dan Ford. No further warranties (relating to the Company, the Designated Intellectual Property or otherwise) are given or implied.

7	BUYER WARRANTIES

7.1	The Buyer warrants to the Sellers as at the date of this Agreement that (the "Buyer Warranties"):

(a)	it has the requisite power and authority to enter into and perform its obligations under this Agreement;

(b)	it is validly incorporated, in existence and duly registered under the laws of England and has full power to conduct its business as currently conducted;

(c)	compliance with the terms of this Agreement shall not breach or constitute a default under:

(i)	any agreement or instrument to which the Buyer is a party or by which it is bound; or

(ii)	any order, judgment, decree or other restriction applicable to the Buyer;

(d)

no petition has been presented, or order has been made and no resolution has been passed for the winding up of the Buyer, nor has an administrative receiver or a receiver been appointed to the whole or any part of the property of the Buyer;

(e)	no administration order has been made appointing an administrator in respect of the Buyer and no petition has been presented for an administration order in respect of the Buyer;

(f)	no receiver or receiver and manager has been appointed of the whole or part of the business or assets of the Buyer;

(g)

no voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the Buyer. No compromise or arrangement has been proposed, agreed to or sanctioned under part 26 of the Companies Act 2006 in respect of the Buyer;

(h)	the Buyer is not insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986;

(i)	there is no unsatisfied judgment or court order outstanding against the Buyer; and so far as the Buyer is aware, no agreement has been entered into or steps taken in relation to any of the foregoing.

8	CONFIDENTIALITY

8.1

Each Party shall (subject to clause 8.2) keep and procure to be kept secret and confidential all Confidential Information belonging to the other Party disclosed or obtained as a result of the discussions and negotiations leading to the execution of, or the performance of, this Agreement and shall neither use nor disclose any such Confidential Information except for the purposes of the proper performance of this Agreement or with the prior written consent of the other Party. Where disclosure is made to any employee, consultant, adviser, agent, it shall be made subject to obligations equivalent to those set out in this Agreement. Each Party shall use its best endeavors to procure that any such employee, consultant, adviser or agent complies with all those obligations. Each Party shall be responsible to the other Party in respect of any disclosure or use of any of the other Parties’ Confidential Information by a person to whom disclosure is made. In this clause 8 disclosure includes disclosure in writing or by any other means.

8.2	The obligations of confidentiality in this clause 8 shall not extend to a Party in respect of any matter which:

(a)	is in, or has become part of, the public domain other than as a result of a breach of the obligations of confidentiality under this Agreement;

(b)	was in that Party’s written records prior to the date of this Agreement and not subject to any obligations as to confidentiality;

(c)	that Party can show was independently disclosed to that Party by a third party entitled to disclose it; or
(d)	is required to be disclosed under any Official Requirement or by any Relevant Authority which is binding on it or on another entity in its corporate group.

8.3

If a Party proposes to disclose Confidential Information under clause 8.2(d), it must (to the extent permitted by the relevant law, regulation, rule, order, court, tribunal or body and, if so, only to the extent practicable):

(a)	provide the other Party with advance notice of that proposal and a copy of the information to be disclosed; and

(b)	subject to any legal requirements, consider in good faith any reasonable requests made by another Party in relation to the proposed disclosure, before making that disclosure.

8.4

No Party may make (and each Party must procure that no person connected with it nor any of its representatives or professional advisors makes) any public announcement concerning the subject matter of this Agreement unless it has first obtained the other Parties' written approval or unless any of the circumstances in clause 8.2 apply.

9	PRESERVATION OF RIGHTS

9.1

Any waiver of any right, obligation or remedy under, or compliance with or breach of any provision of, this Agreement must be expressly stated in writing to be such a waiver and must specify the right, remedy, obligation, provision or breach to which it applies.

9.2

Any single or partial exercise of any right, power, privilege or remedy arising under this Agreement shall not preclude or impair any other or further exercise of that or any other right, power, privilege or remedy.

10	ENTIRE AGREEMENT

10.1

This Agreement constitutes the entire agreement between the Parties in relation to the sale and purchase of the Designated Intellectual Property and other matters covered by them and supersede any previous agreement or heads of agreement between the Parties in relation to those matters, which shall cease to have any further effect. It is agreed that:

(a)

the Buyer has not entered into this Agreement in reliance on, and the Buyer unconditionally waives any claims in relation to, any statement, representation, warranty or undertaking which is not expressly set out or referred to in this Agreement;

(b)

in the absence of fraud, the Buyer shall not have any remedy whether in contract, tort or otherwise in respect of any untrue statement made, to it or its representatives or agents, prior to this Agreement being entered into and on which it or they relied other than representations, warranties or undertakings set out or referred to in this Agreement and that the Buyer's only remedy in respect of representations, warranties and undertakings set out in this Agreement shall be for breach of contract; and

(c)	this clause 10 shall not exclude any remedy or liability for fraud.

11	ALTERATIONS

11.1	No purported alteration of this Agreement shall be effective unless it is in writing, refers specifically to this Agreement and is duly executed by each Party.

12	COUNTERPARTS

12.1

This Agreement may be entered into in the form of two or more counterparts each executed by one of the Parties but, taken together, executed by both of them and, provided that each Party duly executes such a counterpart, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but, taken together, they shall constitute one instrument.

13	PAYMENT OF COSTS

13.1	Each Party shall be responsible for that Party’s own legal and other costs incurred in relation to the negotiation, preparation and completion of this Agreement and all other relevant documents.

14	CUMULATIVE RIGHTS

14.1	The rights of the Parties under this Agreement are independent, cumulative and without prejudice to all other rights available to it whether as a matter of common law, statute, custom or otherwise.

15	SEVERABILITY

15.1

If any provision of this Agreement is held to be illegal, invalid or unenforceable, it shall to the extent necessary be deemed not to form part of this Agreement, and the enforceability of the remaining provisions of this Agreement shall not be affected. If any illegal, invalid or unenforceable provision of this Agreement would be legal, valid and enforceable if some part or parts of it were modified, such provision shall apply with whatever modification is necessary so that it is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

16	APPLICABLE LAW AND SUBMISSION TO JURISDICTION

16.1

This Agreement and any dispute or claim arising out of or in connection with it (whether contractual or non-contractual in nature, including claims in tort or for breach of any Official Requirement) shall be governed by and construed in accordance with English law.

16.2	All disputes or claims arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of the English courts, to which the Parties irrevocably submit.

16.3	The Parties waive any objection to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

IN WITNESS of the above the Parties have entered into this Agreement on the date written at the head of this Agreement.

EXECUTED AND DELIVERED	) AS A DEED by VE TECHNOLOGY LIMITED )
acting by:	)
	)	/s/ Jeremy J. Knight
Authorized Signatory

in the presence of:

Witness name:

Witness signature Address:

Occupation:

EXECUTED AND DELIVERED	) AS A DEED by ORBITAL GAS SYSTEMS)
LIMITED	)
acting by:	)	/s/ William J. Clough
Authorized Signatory

in the presence of:

Witness name:

Witness signature Address:

Occupation:

Schedule 1 – Patents

Case Title	Country	Status	Filing Date	Application number	Publication number	Patent number	Grant date
High-Pressure Fluid Pre- Heater Device	United Kingdom	Granted	12/02/2009	0902308.6	2467754	GB2467754	30/03/2014
Fluid Sampling Probe	United Kingdom	Granted	27/09/2010	1016214.7	2483931	2483931	23/12/2015
Sorbent Tube Holder	United Kingdom	Pending	20/04/2015	1506662.4	2537618
Sorbent Tube Holder	Europe	Pending	18/04/2016	16723804.7	3274703
Sorbent Tube Holder	United States	Pending	18/04/2016	15/567593	20180088092
High Pressure Sorbent Tube Apparatus	United Kingdom	Granted	05/05/2016	16726626.1	3281006	3281006	06/03/2019
High Pressure Sorbent Tube Apparatus	Netherlands	Granted	05/05/2016	16726626.1	3281006	3281006	06/03/2019
High Pressure Sorbent Tube Apparatus	United Kingdom	Pending	05/05/2015	1507688.8	2538080
Gas Sampling Probe	United Kingdom	Granted	10/12/2005	0525185.5	2433122	2433122	23/06/2008
Gas Probes	China	Granted	08/12/2006	201510054918.9	104833445	2015100549189	19/03/2019
Gas Probes	Eurasia	Granted	08/12/2006	200870032	200870032	015862	30/12/2011
Gas Probes	Europe	Pending	08/12/2006	06820464.3	1969331
Gas Probes	Europe	Pending	08/12/2006	18193676.6	3431947
Gas Probes	India	Granted	08/12/2006	2764KOLNP/2008	04/2009	296520	04/05/2018
Gas Probes	India	Pending	08/12/2006	201838014647	28/2018
Gas Probes	United States	Granted	08/12/2006	13/858056	20140130582	9528917	27/12/2016
Gas Probes - EnDet Ltd - Second Continuation Div	United States	Granted	08/12/2006	15/386616	20170102298	9,766,163	19/09/2017
Gas probes - EnDet Ltd - Third Continuation Div	United States	Pending	08/12/2006	15/705382	2018003597